CONSENT OF MARK S. CHALMERS

The undersigned hereby consents to:

(i)

the filing of the technical disclosure regarding the properties of the Energy Fuels Inc. (the “Company”), including sampling, analytical and test data underlying such disclosure (the “Technical Information”), contained in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 (collectively, the “10-Q”) of the Company filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)

the filing of the technical disclosure (the “Technical Disclosure”) regarding the La Sal Complex and the White Mesa Mill, including sampling, analytical and test data underlying such disclosure, contained in the current report on Form 8-K dated October 31, 2018 (the “8-K”) of the Company filed with the SEC;

(iii)

the incorporation by reference of such Technical Information in the 10-Q and the Technical Disclosure in the 8-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iv)	the use of my name in the 10-Q, the 8-K and the S-3.

/s/ Mark S. Chalmers
Name: Mark S. Chalmers
Title: President and Chief Executive Officer, Energy Fuels Inc.

Date: November 5, 2018